SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

READ-RITE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

READ-RITE CORPORATION

January 13, 2002

Dear Shareholder:

      I am pleased to invite you to attend the Company’s 2003 Annual Meeting of Shareholders, on Wednesday, February 5, 2003, beginning at 10:00 a.m. local time, in Fremont, California. We will meet at the Company’s corporate headquarters, located at 44100 Osgood Road, Fremont.

      Activities at the Annual Meeting will be limited to the items of business listed in the Notice of Annual Meeting of Shareholders. We will elect five directors and vote on two proposals, on which your Board of Directors recommends a vote as follows:

(1) FOR the election of each of the Company’s nominees for the Board of Directors;

(2) FOR the approval of the proposal to authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock by a ratio of between 1-for-5 and 1-for-20, inclusive, without further approval or authorization of the Company’s stockholders; and

(3) FOR the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2003 fiscal year.

      At the Annual Meeting we also will report on the activities of the Company, and you will have an opportunity to submit questions or comments on matters of general interest to shareholders.

      Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to vote your proxy as soon as possible. You can vote by telephone, over the Internet, or by mail with a traditional proxy card. Voting by any of the three methods will make sure you are represented at the Annual Meeting even if you are not there in person. Please review the instructions on the proxy card regarding each of these options.

Very truly yours,

ALAN S. LOWE
President & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR 2003 ANNUAL MEETING OF STOCKHOLDERS
ELECTION OF DIRECTORS
PROPOSAL ONE: APPROVAL OF REVERSE STOCK SPLIT
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
Appendix B

READ-RITE CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
February 5, 2003

TO THE STOCKHOLDERS:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Read-Rite Corporation, a Delaware corporation (the “Company”), will be held on Wednesday, February 5, 2003, beginning at 10:00 a.m., local time, at the Company’s corporate headquarters at 44100 Osgood Road, Fremont, California, for the following purposes:

1. To elect five directors to serve for the ensuing year or until their successors are duly elected and qualified.

2. To authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Company’s Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock by a ratio of between 1-for-5 and 1-for-20, inclusive, without further approval or authorization of the Company’s stockholders.

3. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the 2003 fiscal year.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record at the close of business on December 31, 2002 are entitled to notice of and to vote at the meeting.

      All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please sign, mark, date and return the enclosed proxy as promptly as possible in the prepaid postage envelope enclosed for that purpose. Alternatively, you may cast your vote by telephone or over the Internet. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy or voted by telephone or over the Internet.

THE BOARD OF DIRECTORS

Fremont, California

January 13, 2003

IMPORTANT:	Whether or not you plan to attend the meeting, you are requested to complete, sign and promptly return the enclosed proxy in the envelope provided.

READ-RITE CORPORATION

44100 Osgood Road
Fremont, California 94539

PROXY STATEMENT FOR 2003
ANNUAL MEETING OF STOCKHOLDERS

      The enclosed Proxy is solicited on behalf of the Board of Directors of Read-Rite Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held on Wednesday, February 5, 2003, at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s principal executive offices at 44100 Osgood Road, Fremont, California.

      The proxy solicitation materials were mailed on or about January 13, 2003 to all stockholders of record on December 31, 2002 (“Record Date”).

INFORMATION CONCERNING SOLICITATION & VOTING

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Secretary of the Company at the above address written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting & Solicitation

      Each stockholder is entitled to one vote for each share of Common Stock held on all matters presented at the meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matters. ABSTAIN votes will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast (such as the reverse stock split proposal).

      The cost of soliciting proxies will be borne by the Company. In addition, the Company has retained Mellon Investor Services, LLC to act as proxy solicitor for the Annual Meeting at a cost of approximately $10,000, plus expenses. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Certain of the Company’s directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone, facsimile or telegram.

Record Date & Outstanding Shares

      Stockholders of record at the close of business on December 31, 2002, the Record Date, are entitled to notice of the meeting and to vote at the meeting. At the Record Date, 121,119,675 shares of the Company’s Common Stock were issued and outstanding. The last sale price of the Company’s Common Stock on the Record Date was $0.36 per share.

Deadline for Receipt of Stockholder Proposals

      Stockholders of the Company may submit proper proposals to be considered for inclusion in the Company’s Proxy Statement for the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be considered for possible inclusion in the Company’s proxy materials for the annual meeting of stockholders to be held in the year 2004, stockholder proposals must be received by the Secretary of the Company no later than September 15, 2003, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

      In addition, the Company’s Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. For director nominations or other business to be properly brought before the meeting by a stockholder, such stockholder must provide written notice delivered to the Secretary of the Company at least 90 days in advance of the meeting, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters (“Bylaw Deadline”). In the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made by the Company to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not intended to be included in the Company’s proxy materials, should be sent to Read-Rite Corporation, 44100 Osgood Road, Fremont, California 94539, Attention: Corporate Secretary.

      SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the year 2004 annual meeting is November 29, 2003 (45 calendar days prior to the anniversary of the mailing date of this proxy statement.) If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company’s year 2004 annual meeting. Because the Bylaw Deadline is not capable of being determined until the Company publicly announces the date for its next annual meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline, but before the Bylaw Deadline, would be eligible to be presented at next year’s annual meeting and the Company believes that its proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting, without including any disclosure of the proposal in the proxy statement relating to such meeting.

      The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting, including any stockholder proposals received between the date of this proxy statement and the Bylaw Deadline for this year’s Annual Meeting, which is January 23, 2003.

* * * *

ELECTION OF DIRECTORS

Nominees

      A board of five directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s five nominees named below, all of whom are currently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for the nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of the office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

Vote Required; Recommendation of Board of Directors

      The five candidates receiving the highest number of “FOR” votes shall be elected to the Company’s Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. There is no cumulative voting in the election of directors.

The Board of Directors Recommends The Stockholders Vote “FOR” The Nominees Listed Below:

			Director
Name	Age	Principal Occupation	Since

Cyril J. Yansouni	60	Chairman of the Board of Directors of the Company	1991
William J. Almon	70	Chief Executive Officer of Grandis, Inc.	1994
Matthew J. O’Rourke	64	Retired Partner, Price Waterhouse LLP	1996
Robert M. White	64	Professor, Carnegie Mellon University	1999
Alan S. Lowe	40	President and Chief Executive Officer of the Company	2000

      There is no family relationship among any directors or executive officers of the Company.

      Mr. Yansouni is the Chairman of the Board of Directors. Mr. Yansouni served as both Chairman of the Board of Directors and Chief Executive Officer of the Company from March 1991 until June 2000. Prior to joining the Company, Mr. Yansouni was with Unisys Corporation, a manufacturer of computer systems, from December 1988 to February 1991, where he served in various senior management capacities, most recently as an Executive Vice President. From October 1986 to December 1988, Mr. Yansouni was President of Convergent Technologies, a manufacturer of computer systems that was acquired by Unisys Corporation in December 1988. From 1967 to 1986, Mr. Yansouni was at Hewlett-Packard Company, where he served in a variety of technical and management positions, most recently as Vice President and General Manager of the Personal Computer Group. Mr. Yansouni received his M.S. degree in electrical engineering from Stanford University and his B.S. degree in electrical engineering and mechanical engineering from the University of Louvain, Belgium. Mr. Yansouni also serves as a director of PeopleSoft, Inc., a software company.

      Mr. Almon has been a director of the Company since December 1994. He is currently Chief Executive Officer and Director of Grandis, Inc. Prior to joining Grandis, Inc. he was Managing Director of Finaline Technology, a business software company, from 2001 to 2002 and Managing Director of Netfish Technology from 1999 to May 2001 when it was acquired by Iona Technology. He was Chairman of InterNet Image, an internet software company, prior to its merger with Intraware in 1999 and from 1994 to 1998 was President of Stormedia, a manufacturer of thin film magnetic disks for rigid disk drives, which filed for bankruptcy protection in October 1998. Before that, from 1989 to 1993, Mr. Almon was President of Conner Peripherals, a disk drive manufacturer, and spent 30 years with IBM in a variety of Vice Presidential positions. He received his B.S. degree from United States Military Academy at West Point and pursued graduate studies at the Georgetown University School of Economics. He also serves as a Director of Exabyte, Sigma Designs and Grandis, Inc.

      Mr. O’Rourke has been a director of the Company since July 1996. He joined Price Waterhouse in 1960, was admitted to partnership in 1972 and worked in various Price Waterhouse offices throughout the United States until his retirement in June 1996. He was the managing partner at Price Waterhouse’s New York national office from 1994 through June 1996, prior to which he served as the managing partner for Northern California. Mr. O’Rourke holds a B.S. degree in Economics from Villanova University (Pennsylvania), and is a Certified Public Accountant. Mr. O’Rourke is also on the board of directors of Infonet Services Corporation, a data communications company, and LSI Logic Corporation, a semiconductor products and storage systems designer and manufacturer.

      Dr. White has been a director of the Company since July 1999. Dr. White has been University Professor of Electrical and Computer Engineering, and Director of the Data Storage Systems Center, and Professor of Engineering and Public Policy at Carnegie Mellon University since 1993. Prior to joining Carnegie Mellon University, Dr. White served as the first Under Secretary for Technology in the Department of Commerce from 1990 to 1993. In addition, Dr. White is a member of the National Academy of Engineering, and a Fellow of the American Physical Society, the IEEE and the American Association for the Advancement of Science (AAAS). Dr. White received his Bachelor of Science degree in physics from Massachusetts Institute of Technology and his Ph.D. in physics from Stanford University. Dr. White is also on the board of directors for STMicroelectronics NV (Geneva), Silicon Graphics, Inc., (Mountain View, CA), and ENSCO, Inc. (Springfield, VA).

      Mr. Lowe has served as President and Chief Executive Officer of the Company since June 2000 and has been a director of the Company since February 2000. Prior to June 2000, Mr. Lowe served as President and Chief Operating Officer of the Company since May 1997. Mr. Lowe joined the Company in 1989. Mr. Lowe served as Vice President, Sales from November 1991 to August 1994, as Vice President of Customer Programs from August 1994 to November 1995, and as Senior Vice President, Customer Programs from November 1995 to October 1996. Mr. Lowe was Senior Vice President, Customer Business Units, from October 1996 and was promoted to President and Chief Operating Officer in May 1997. Mr. Lowe holds B.A. degrees in Computer Science and Business Economics from the University of California, Santa Barbara.

* * * *

Retirement from Board of Directors

      Mr. Michael Hackworth, who is currently a director of the Company, is retiring from the Board after more than seven years of dedicated service and will not stand for reelection in 2003. The Company wishes to thank Mr. Hackworth for his many years of dedicated service to the Company and for his many years of guidance and advice to management. Mr. Hackworth had been a director of the Company since November 1995.

Security Ownership of Certain Beneficial Owners & Management

      The following table sets forth the beneficial ownership of the Company’s Common Stock as of the Record Date by each director, the Company’s Chief Executive Officer, by the four other most highly compensated executive officers of the Company whose salary plus bonus exceeded $100,000 for fiscal 2002 (such officers, together with the Chief Executive Officers, are collectively referred to as the “Named Executive Officers”), by all current directors and executive officers as a group, and by each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) who is known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock:

	Read-Rite Corporation

Name or Group	Number of Shares	Percent of Class

State of Wisconsin Investment Board	23,541,000	19.44%
121 East Wilson Street, Madison, WI 53702
Alan S. Lowe(1)	1,509,677	1.24%
James Murphy(2)	635,544	*
Mark Re(3)	665,600	*
Michael Klyszeiko(4)	401,242	*
Andrew C. Holcomb(5)	188,200	*
Cyril J. Yansouni(6)	2,040,031	1.68%
William J. Almon(7)	99,000	*
Michael L. Hackworth(8)	68,000	*
Matthew J. O’Rourke(9)	70,923	*
Robert M. White(10)	40,000	*
All current directors and executive officers as a group(11)	6,272,374	5.17%

*	Less than 1%

(1)	Includes 1,457,724 shares issuable upon the exercise of stock options held by Mr. Lowe to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

(2)	Includes 630,206 shares issuable upon the exercise of stock options held by Mr. Murphy to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

(3)	Includes 665,000 shares issuable upon the exercise of stock options held by Dr. Re to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

(4)	Includes 393,071 shares issuable upon the exercise of stock options held by Mr. Klyszeiko to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

(5)	Includes 187,500 shares issuable upon the exercise of stock options held by Mr. Holcomb to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

(6)	Includes 1,442,631 shares issuable upon the exercise of stock options held by Mr. Yansouni to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

(7)	Includes 74,000 shares issuable upon the exercise of stock options held by Mr. Almon to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

(8)	Includes 68,000 shares issuable upon the exercise of stock options held by Mr. Hackworth to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

(9)	Includes 69,723 shares issuable upon the exercise of stock options held by Mr. O’Rourke to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

(10)	Includes 40,000 shares issuable upon the exercise of stock options held by Dr. White to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

(11)	Includes 5,580,841 shares issuable upon the exercise of stock options to purchase shares of Common Stock, held by current executive officers and directors, which are exercisable within 60 days of the Record Date.

Board of Directors’ & Committee Meetings

      The Board of Directors of the Company held sixteen meetings during fiscal 2002.

      The Audit Committee held seven meetings during fiscal 2002. During fiscal 2002, the Audit Committee consisted of Messrs. Almon, Hackworth, O’Rourke and Dr. White. For fiscal year 2003, the Audit Committee will consist of Messrs. Almon, O’Rourke and Dr. White. The Audit Committee reviews the financial statements and the internal financial reporting systems and controls of the Company with the Company’s management and independent auditors, and reviews other matters relating to the relationship of the Company with its auditors.

      The Compensation Committee held one meeting during fiscal 2002. During fiscal 2002, the Compensation Committee consisted of Messrs. Almon, Hackworth, O’Rourke and Dr. White. For fiscal year 2003, the Compensation Committee will consist of Messrs. Almon, O’Rourke and Dr. White. The Compensation Committee makes recommendations to the Board of Directors regarding the Company’s executive compensation policies and administers the Company’s stock option plans and Employee Stock Purchase Plan.

      The Nominating Committee held one meeting during fiscal 2002. During fiscal 2002, the Nominating Committee consisted of Messrs. Almon, Hackworth, O’Rourke and Dr. White. For fiscal year 2003, the Nominating Committee will consist of Messrs. Almon, O’Rourke and Dr. White. The Nominating Committee reviews and makes recommendations to the Board regarding nominees for director and committee assignments. The Nominating Committee considers nominees proposed by the stockholders. Any stockholder who wants to recommend a prospective nominee for the Nominating Committee’s consideration may do so by giving the candidate’s name and qualifications in writing to the Secretary of the Company at the following address: Read-Rite Corporation, 44100 Osgood Road, Fremont, California 94539, Attention: Corporate Secretary.

      During fiscal 2002, no director attended fewer than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he served during the fiscal year.

Audit Committee Report

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee acts under a written charter first adopted and approved by the Board of Directors in June 2000. The Audit Committee reviewed and reassessed the Audit Committee Charter during fiscal 2002 and approved and adopted the revised Audit Committee Charter attached hereto as Appendix A. Each of the members of the Audit Committee is independent as defined by Read-Rite policy and the Nasdaq listing standards and one member of our Audit Committee, Mr. O’Rourke, is a financial expert as required by rules of the Securities and Exchange Commission.

      The responsibilities of the Audit Committee include recommending to the Board an accounting firm to be engaged as the Company’s independent accountants. Additionally, and as appropriate, the Audit Committee reviews and evaluates, and consults with Company management, Company internal auditors and the independent accountants regarding the following:

•	the plan for, and the independent accountants’ report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders;

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in the Company’s financial statements;

•	significant developments in accounting rules;

•	the adequacy of the Company’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of an environment at the Company that promotes ethical behavior.

      In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K. The Committee took a number of steps in making this recommendation for 2002. First, the Audit Committee discussed with Ernst & Young, LLP (the “Auditors”), the Company’s independent auditors for 2002, those matters the Auditors communicated to and discussed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed the Auditors’ independence with the Auditors and received a letter from the Auditors concerning independence as required by Independent Standards Board Standard No. 1 for auditors of public companies. The Audit Committee also discussed with the Auditors the matters set forth of the Statement on Auditing Standards No. 61.

      Upon recommendation of the Audit Committee, the Board engaged Ernst & Young LLP to audit the Company’s 2003 financial statements.

      Finally, the Audit Committee reviewed and discussed, with the Company management and the Auditors, the Company’s audited consolidated balance sheets at September 29, 2002 and September 30, 2001, and consolidated statements of income, cash flows and stockholders’ equity for the three years ended September 29, 2002. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended September 29, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

WILLIAM J. ALMON
MICHAEL L. HACKWORTH
MATTHEW J. O’ROURKE
ROBERT M. WHITE

Compensation of Directors

      Each non-employee director of the Company receives a fee of $6,250 per quarter, plus $2,000 for each Board meeting attended and $1,000 for each Board committee meeting attended. Prior to the adoption of the 2001 Director Option Plan, non-employee directors participated in the Company’s 1991 Director Option Plan (the “1991 Director Plan”) and in the Company’s 1995 Stock Option Plan (the “1995 Plan”). After the adoption of the 2001 Director Option Plan, non-employee directors participate solely in the 2001 Director Option Plan.

      Under the 2001 Director Option Plan, on the date a non-employee director is reelected to the Board of Directors, that director will receive a non-statutory option under the 2001 Director Option Plan to purchase 10,000 shares of the Company’s Common Stock. These options will have a term of ten years, unless terminated sooner following termination of the optionee’s status as a director or otherwise pursuant to the terms of the 2001 Director Option Plan. Options granted under the 2001 Director Option Plan vest and are fully exercisable immediately upon grant. The exercise price of the options granted under the 2001 Director Option Plan is equal to the fair market value of the Common Stock on the date of grant. Effective February 28, 2002, Messrs. Almon, Hackworth, O’Rourke and Dr. White were each granted an option to purchase 10,000 shares of Common Stock under the 2001 Director Plan; such options were immediately vested and have an exercise price of $2.83 per share.

      Cyril Yansouni, the Company’s Chairman of the Board of Directors, remains an employee of the Company, and in fiscal year 2002 received total salary of $192,461. Mr. Yansouni received no bonus in fiscal year 2002. The Company paid additional life and medical insurance premiums for Mr. Yansouni in fiscal year 2002 of $9,079.

Compensation of Executive Officers

      The following table sets forth the compensation for the Named Executive Officers for the Company’s last three fiscal years:

Summary Compensation Table

					Long-Term
					Compensation
					Awards
	Annual Compensation
					Securities
				Other Annual	Underlying	All Other
		Salary	Bonus	Compensation	Options	Compensation
Name and Principal Position	Fiscal Year	($)	($)(1)	($)(2)	(#)(3)	($)(4)

Alan S. Lowe(5)	2002	482,692	0	—	500,000	6,052
President and	2001	500,000	612,500	—	2,250,000	1,079
Chief Executive Officer	2000	464,615	250,000	—	1,000,000	5,109

James Murphy(6)	2002	347,538	180,000	11,556	515,326	921
Executive Vice President,	2001	360,000	360,000	—	900,000	829
Customer Business Units	2000	324,461	216,800	—	310,000	469

Michael Klyszeiko(7)	2002	328,231	0	—	154,474	921
Senior Vice President,	2001	340,000	297,000	—	250,000	829
Operations	2000	302,380	0	—	100,000	469

Mark Re(8)	2002	347,538	180,000	11,556	215,326	921
Senior Vice President,	2001	360,000	735,000	—	1,350,000	829
Research & Development	2000	324.461	375,000	—	370,000	469

Andrew C. Holcomb(9)	2002	259,115	75,000	—	213,623	921
Senior Vice President, Finance	2001	—	—	—	—	—
and Chief Financial Officer	2000	—	—	—	—	—

(1)	Includes bonus awards earned for performance in the fiscal year noted even though portions of such amounts may be payable in subsequent years. Excludes bonus awards paid in the fiscal year noted but earned in prior years.

(2)	Excludes certain perquisites and other amounts, such as car allowance, which for any executive officer did not exceed, in the aggregate, the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer. The Company has no restricted stock award programs, stock appreciation rights or long-term investment plans.

(3)	For fiscal year 2001, the Securities Underlying Options Awards included options to purchase shares in Scion Photonics, Inc., which was a majority owned subsidiary of the Company during fiscal year 2001 and 2002. In April of 2002, all outstanding shares in Scion Photonics, Inc. were purchased by JDS Uniphase

Corporation. In connection with the purchase of all of the outstanding shares by JDS Uniphase, all outstanding unexercised options were cancelled, and all exercised options were purchased by JDS Uniphase at the original exercise price paid by the holder, resulting in no gain to the holder.

(4)	“All Other Compensation” for fiscal 2002 includes (i) the $921 value of the matching contributions of the Company’s Common Stock contributed by the Company as a matching contribution under the Company’s 401(k) Plan, in which all of the Named Executive Officers participated, and (ii) for Alan Lowe, includes $5,131 value paid for additional life and medical insurance paid by the Company for Mr. Lowe.

(5)	Mr. Lowe’s fiscal year 2001 awards of Securities Underlying Options includes stock options to purchase 2,000,000 shares of Common Stock of Scion Photonics, Inc., a majority owned subsidiary of Read-Rite Corporation, and stock options to purchase 250,000 shares of Common Stock of Read-Rite Corporation.

(6)	Mr. Murphy’s fiscal 2002 bonus compensation included a retention payment paid pursuant to his employment arrangement of $180,000 paid on October 1, 2002. The $11,556 listed under Other Annual Compensation is the amount of imputed interest forgiven in fiscal year 2002 on his loan with the Company. See “Employment Arrangements.” Mr. Murphy’s fiscal 2001 awards of Securities Underlying Options includes stock options to purchase 700,000 shares of Common Stock of Scion Photonics, Inc., a majority owned subsidiary of Read-Rite Corporation, and stock options to purchase 200,000 shares of Common Stock of Read-Rite Corporation.

(7)	Mr. Klyszeiko’s fiscal year 2001 awards of Securities Underlying Options represents stock options to purchase 250,000 shares of Common Stock of Scion Photonics, Inc., a majority owned subsidiary of Read-Rite Corporation.

(8)	Dr. Re’s bonus compensation for fiscal 2002 included a retention payment paid pursuant to his employment arrangement of $180,000 paid on October 1, 2002. The $11,556 listed under Other Annual Compensation is the amount of imputed interest forgiven in fiscal year 2002 on his loan with the Company. See “Employment Arrangements.” Dr. Re’s fiscal year 2001 awards of Securities Underlying Options includes stock options to purchase 1,200,000 shares of Common Stock of Scion Photonics, Inc., a majority owned subsidiary of Read-Rite Corporation, and stock options to purchase 150,000 shares of Common Stock of Read-Rite Corporation.

(9)	Mr. Holcomb became an executive officer when he was promoted to Senior Vice President and Chief Financial Officer in fiscal year 2002 and received a $75,000 bonus payment as part of his employment arrangement in connection with his promotion.

Stock Options in Fiscal 2002

      The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of September 29, 2002, the last day of the Company’s 2002 fiscal year.

Option Grants In Last Fiscal Year

	Individual Grants(1)				Potential Realizable Values
					At Assumed Annual Rates of
	Number of	% of Total			Stock Price Appreciation for
	Securities	Options			Option Term(2)
	Underlying	Granted to	Exercise
	Options	Employees in	Price	Expiration
Name	Granted (#)	Fiscal Year	($/sh)	Date	5% ($)	10% ($)

Alan S. Lowe	500,000	7.63%	$4.38	10/29/11	$1,377,279	$3,490,296
James Murphy	300,000	4.58%	$4.38	10/29/11	$826,368	$2,094,178
	200,000	3.05%	$2.83	2/28/12	$355,954	$902,058
	15,326	0.23%	$0.48	6/28/12	$4,626	$11,724
Mark Re	200,000	3.05%	$4.38	10/29/11	$550,912	$1,396,118
	15,326	0.23%	$0.48	6/28/12	$4,626	$11,724
Andrew Holcomb	100,000	1.53%	$4.38	10/29/11	$275,456	$698,059
	100,000	1.53%	$3.07	3/28/12	$193,071	$489,279
	13,623	0.21%	$0.48	6/28/12	$4,112	$10,422
Michael Klyszeiko	140,000	2.14%	$4.38	10/29/11	$385,638	$977,283
	14,474	0.22%	$0.48	6/28/12	$4,369	$11,073

(1)	These options were granted under the 1995 Plan at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. Options have a term of ten years. Each option granted vests at the rate of 25% per annum, other than as noted in footnote (2).

(2)	The 1995 Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the assets of the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the options granted under the 1995 Plan, the optionee shall have the right to exercise the option as to all shares (including shares for which the option would not otherwise be exercisable) for a period of 15 days from the date the optionee receives notice thereof from the administrator. Additionally, all executive officers of the Company are participants in the Management Severance Plan. Under that plan, in the event that a participant’s employment with the Company is terminated as a result of an Involuntary Termination other than for Cause at any time within 18 months following a change in control, all unvested Company stock options held by that participant will be immediately vested as of the date of such termination.

(3)	The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and are not an estimate or projection of future prices for the Company’s Common Stock.

Aggregated Option Exercises In Last Fiscal Year &

Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money
	Acquired on		Options at Fiscal		Options at Fiscal
	Exercise (#)	Value	Year End (#)		Year End ($)
		Realized ($)

	Read-Rite	Read-Rite	Read-Rite		Read-Rite(1)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Alan S. Lowe	—	—	1,312,724	1,001,250	—	$0
James Murphy	30,000	$105,144.00	392,706	757,826	—	$11,226
Mark Re	—	—	485,000	450,326	—	$1,226
Michael Klyszeiko	50,000	$215,060.00	308,071	154,474	—	$1,158
Andrew Holcomb	—	—	140,000	268,623	—	$1,090

(1)	Represents the difference between the closing price of the Company’s Common Stock on September 27, 2002 (the last trading day of fiscal 2002) of $0.56 per share and the exercise price of in-the-money options multiplied by the total number of shares.

Board Compensation Committee Report on Executive Compensation

      During fiscal year 2002, the Compensation Committee (the “Committee”) consisted of Messrs. Almon, Hackworth, O’Rourke and Dr. White, none of who is an employee of the Company. For fiscal year 2003, it anticipated that the Committee will consist of Messrs. Almon, O’Rourke and Dr. White. As part of its duties, the Committee reviews compensation levels of executive officers, evaluates management performance and administers the Company’s 1995 Plan, 1998 Non-statutory Stock Option Plan (the “1998 Plan”), Amended and Restated 1987 Stock Option Plan (the “1987 Plan”) and Employee Stock Purchase Plan (the “Purchase Plan”). The Committee is assisted by the Company’s Human Resources personnel, and by a compensation consulting firm, which supplies the Committee statistical data and other executive compensation information to permit the Committee to compare the Company’s compensation policies against compensation levels nationwide and against programs of other companies of similar size in the Company’s industry and geographic area.

      The Company’s executive compensation programs are designed to attract and retain executives who will contribute to the Company’s long-term success, to reward executives for achieving the Company’s short-and long-term strategic goals, to link executive compensation and stockholder interests through Company performance-based and equity-based plans, and to recognize individual contributions to Company performance.

      Compensation for the Company’s executive officers consists of four principal elements: base salary, quarterly variable compensation, annual bonus and stock options. The combination and relative weighting of these elements reflect the Committee’s belief that executive compensation should be closely tied to the Company’s profitability.

      Base Salary. Executive officer salaries are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions based on statistical data provided by the Company’s compensation consultant. Executive officer base salaries are targeted towards the 50th percentile established by such data in order to place a greater emphasis on Company performance-based components of the compensation package. None of the executive officers received any increases in salary in fiscal 2002. The Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in market conditions as well as individual performance and responsibilities. Effective July 1, 2002, Mr. Lowe, together with all vice presidents and executive officers of the Company, took a voluntary 15% salary reduction during fiscal year 2002, thus reducing Mr. Lowe’s annual salary from $500,000 to $425,000 per year. Mr. Lowe’s total salary received for fiscal year 2002 was therefore $482,692.

      Quarterly Variable Compensation. The Company’s Quarterly Variable Compensation Program acknowledges both Company and individual performance and is intended to bring the total of base salary plus quarterly variable compensation up to approximately the 75th percentile established by reference to the statistical data referenced above when all Company profitability and individual performance objectives are met. Under the Quarterly Variable Compensation Program, each executive officer is eligible to receive variable compensation equal to a percentage of that officer’s base salary determined by the Committee. Quarterly Variable Compensation payments are made semi-annually. At the beginning of the fiscal year, the Committee sets quarterly Company “profit after tax” (“PAT”) goals for the year. No awards may be made under the program unless the Company is profitable. If the Company is profitable, quarterly award eligibility begins to accrue once the Company achieves 80% of the applicable quarterly PAT target, and increases on a straight-line basis to full eligibility at 100% of the applicable quarterly PAT target (e.g., at 90% of the applicable target, award eligibility is 50% of the executive’s maximum percentage for the quarterly period). Once eligibility is established based on Company performance, 80% of that eligibility is paid; with the 20% balance payable based on individual performance considerations. If eligibility is established based on Company performance, actual awards can be adjusted upwards or downwards at the Committee’s discretion for individual performance and other Company performance criteria. Quarterly awards for the Chief Executive Officer are based solely on Company performance. Quarterly variable compensation eligibility for fiscal 2002 ranged from 25% — 50% (or 6.25% — 12.5% per quarterly period) of the respective base salaries (the “Target Incentive”) of the participating executive officers, except the Company’s Chief Executive Officer, whose percentage was 70% (or 17.5% per quarterly period). Mr. Lowe’s quarterly variable eligibility was not changed in fiscal 2002. Based on the PAT goals set by the Committee for fiscal 2002, no quarterly awards were paid for fiscal 2002 to any participating executive officer.

      Annual Bonus. The Company’s annual bonus program also acknowledges Company and individual performance. The annual program is intended to bring the executives’ total compensation (base salary, quarterly variable compensation and annual bonus) above the 90th percentile established by reference to the statistical data discussed above when all Company profitability and individual performance criteria are met. The Annual Bonus program consists of two components: “Year-End On Plan Bonus” and “Year-End Over Plan Bonus.”

      The Year-End On Plan Bonus is based on Company PAT performance for the full fiscal year. Under this program, a year end “on plan” bonus is paid if, at the end of the fiscal year, the annual PAT target for the Company is achieved. Upon attaining 100% of the annual PAT goal, an executive may earn 0.5 times his or her Target Incentive. During fiscal 2002, the Company did not meet its annual PAT target, and no Year End On Plan Bonuses were paid for fiscal 2002.

      The Year-End Over Plan Bonus provides a maximum payout of 2.0 times Target Incentive. For fiscal 2002, the Year-End Over Plan had one criteria for payout, which was PAT achievement exceeding 100% of the target. During fiscal 2002, the Company did not meet its Year-End Over Plan criteria and no Year-End Over Plan Bonuses were paid for fiscal 2002.

      Stock Options. Under the Company’s 1995 Plan, stock options may be granted to executive officers and other employees of the Company, and under the Company’s 1998 Plan, stock options may be granted to employees of the Company who are not executive officers. Upon joining the Company, an individual’s initial option grant is based on the individual’s responsibilities and position and upon information provided by the Company’s compensation consultant. Thereafter, executives are considered for additional stock option grants annually; if made, the number of shares subject to any grant is based primarily on an individual’s performance, responsibilities and position with the Company, as well as on the individual’s outstanding vested and unvested options. Options are designed to align the interests of executive officers with those of the Company’s stockholders. All stock options granted to the Company’s executive officers are granted with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. Options typically vest over four years (25% on each of the first four anniversaries of the grant date).

      Vesting is designed to encourage the creation of stockholder value over the long term, as no benefit is realized from a stock option grant unless the price of the Common Stock rises over a number of years and the option holder is actively employed at the time of vesting.

      Compensation of Chief Executive Officer. Mr. Lowe’s executive retention arrangement approved by the Committee in June 2000 in connection with his promotion to Chief Executive Officer provides for an annual salary of $500,000. However, effective July 1, 2002, Mr. Lowe, together with the executive officers of the Company, took a 15% voluntary salary reduction, reducing his annual salary from $500,000 to $425,000 per year. Therefore, Mr. Lowe’s total salary received during fiscal year 2002 was $482,692. Mr. Lowe received no bonus payments for fiscal 2002. Executives are considered for additional stock option grants annually. In fiscal 2002, Mr. Lowe received an option to purchase 500,000 shares of the Common Stock of the Company, based on his performance, responsibilities and position with the Company, as well as on his outstanding vested and unvested options.

      Other elements of executive compensation include participation in a Company-wide medical and insurance benefits plan, additional life insurance coverage and the ability to defer compensation pursuant to a 401(k) plan. The Company presently makes matching contributions for all participants in the 401(k) plan in the form of shares of the Company’s Common Stock. The amount of the contribution is $1.50 in Common Stock for each $1.00 the employee contributes to his or her 401(k) account, subject to a maximum Company match equal to the lesser of (i) $1,500 in Common Stock or (ii) 300 shares of Common Stock per employee per year. In addition, the Company pays premiums for additional medical and life insurance for Mr. Lowe. Mr. Lowe receives no other material compensation or benefits not provided to all executive officers.

      Deductibility of Compensation. The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (the “Section”). The Section disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The Company’s policy is to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax laws. In this regard, the Company’s 1995 Stock Option Plan is designed to meet the criteria for “performance-based” compensation. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company’s success. Consequently, the Committee recognizes that the loss of a tax deduction is necessary in some circumstances. The Company’s cash bonus plans are not “performance-based” plans within the meaning of Section 162(m). The Committee notes that in the event that Company and individual performance goals are achieved under the Company’s quarterly variable compensation program and annual bonus program, the cash compensation of certain officers may exceed the $1,000,000 threshold. Even if not met, certain contractual bonus obligations may cause compensation to exceed $1,000,000. For fiscal 2002, no individual compensation for any of the Named Executive Officers exceeded the $1,000,000 threshold.

THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS

WILLIAM J. ALMON
MICHAEL L. HACKWORTH
MATTHEW J. O’ROURKE
ROBERT M. WHITE

Employment Agreements & Certain Transactions

      In fiscal 2001, Scion Photonics, Inc. provided Mr. Lowe with a five-year loan of $100,000 at the interest rate of 5.87% per year to exercise options granted to Mr. Lowe in Scion Photonics, Inc. The maximum principal amount under this loan to Mr. Lowe outstanding during fiscal year 2002 was $100,000 and the amount outstanding at December 31, 2002 was $0.

      In June 27, 2000, the Company provided Mr. Murphy with a retention loan in the amount of $360,000. Accrued interest at the annual rate of 6.42% on the outstanding balance of the loan is due annually; however, the Company agreed to waive such interest payments as they came due so long as Mr. Murphy remained employed by the Company. Fifty percent of this loan was paid on September 28, 2001 and the remainder was paid on October 2, 2002. In connection with his employment arrangement, the Company agreed to pay and did pay Mr. Murphy two retention payments of $180,000 on October 1, 2001 and October 1, 2002, respectively. Additionally, in fiscal 2001, Scion Photonics, Inc. provided Mr. Murphy with a five-year loan of $35,000 at the interest rate of 5.87% per year to exercise options granted to Mr. Murphy in Scion Photonics, Inc. The maximum principal amount outstanding under all loans to Mr. Murphy during fiscal 2002 was $215,000 and the amount outstanding as of December 31, 2002 was $0.

      On June 27, 2000, the Company provided Dr. Re with a retention loan of $360,000. The Company waived the annual interest payments, accrued at the rate of 6.42%, subject to Dr. Re’s continued employment with the Company. Fifty percent of this loan was due and paid on September 28, 2001 and the remainder was due and paid on October 2, 2002. In connection with his employment arrangement, the Company agreed to pay and did pay Dr. Re two retention payments of $180,000 on October 1, 2001 and October 1, 2002, respectively. In fiscal 2001, Scion Photonics, Inc. provided Dr. Re with a five-year loan of $60,000 at the interest rate of 5.87% per year to exercise options granted to Dr. Re in Scion Photonics, Inc. The maximum principal amount outstanding under all loans to Dr. Re during fiscal 2002 was $240,000 and the amount outstanding as of December 31, 2002 was $0.

      In fiscal year 2001, Scion Photonics, Inc. provided Mr. Klyszeiko with a five-year loan of $12,500 at the interest rate of 5.87% per year and a five-year loan of $5,000 at the interest rate of 10% per year to exercise options granted to Mr. Klyszeiko in Scion Photonics, Inc. The maximum principal amount under all loans to Mr. Klyszeiko outstanding during fiscal year 2002 was $17,500 and the amount outstanding at December 31, 2002 was $0.

      In July 2002, the Company’s Board of Directors adopted the Management Severance Plan, as amended through May 10, 2002 (the “Severance Plan”), which replaced the earlier management severance plan that had expired pursuant to its terms. The Severance Plan provides for severance payments to the Company’s executive officers in certain circumstances following a change in control. Specifically, the Severance Plan provides that if a participant’s employment with the Company terminates as a result of an Involuntary Termination other than for Cause (as such terms are defined in the Severance Plan) at any time within 18 months following a change in control, the participant will receive a one-time payment, equal to: (i) two times the participant’s annual compensation (generally, base salary plus the yearly average of quarterly/ semi-annual and annual bonuses received by the participant over the preceding three years), plus (ii) the participant’s pro-rated bonus amount (generally, quarterly/ semi-annual and annual bonuses prorated through the date of the change in control). In addition, in such event all unvested Company stock options held by that participant will be immediately vested as of the date of such termination and the participant is entitled to receive medical, dental, vision, disability coverage, life insurance and other employee benefits no less favorable than those provided immediately prior to the change in control for 24 months following the change in control.

      Under the Severance Plan, a “change in control” means the occurrence of any of the following events: (i) a person becomes the beneficial owner of 50% or more of the total voting power of the Company’s outstanding voting securities, (ii) a change in the composition of the Company’s Board of Directors occurs within a two-year period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the Severance Plan), (iii) the consummation of a merger or consolidation of the Company other than one in which the voting securities of the Company outstanding immediately prior thereto continue to represent more than 50% of the total voting power of the Company or the surviving corporation following such transaction, or (iv) the sale by the Company of all or substantially all of its assets. Payments under the Severance Plan are subject to reduction under certain circumstances to the extent such payments would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based solely on its review of copies of filings under Section 16(a) of the Securities Exchange Act of 1934, as amended, received by it, or written representations from certain reporting persons, the Company believes that during fiscal 2003, all Section 16 filing requirements were timely met by Section 16 reporting persons.

PERFORMANCE GRAPH

      The following graph sets forth the Company’s total cumulative stockholder return compared to the Standard & Poor’s 500 Composite Index, the JP Morgan Hambrecht & Quist Computer Hardware Sector Index, the Nasdaq Stock Market, and the RDG Technology Composite Index for the period from September 1996 through September 2002. We previously compared cumulative return to shareholders against the JP Morgan H&Q Computer Hardware Index which JP Morgan ceased publishing in 2002. As a result, we have included in the line graph the JP Morgan H&Q Computer Hardware Index as of September 2001, as well as the RDG Technology composite, which we are introducing to our performance graph on a going forward basis. Total stockholder return assumes $100 invested at the beginning of the period in the Common Stock of the Company, the stocks represented in the Standard & Poor’s 500 Composite Index and the stocks represented in the Chase Hambrecht & Quist Computer Hardware Sector Index. Total return also assumes reinvestment of dividends; the Company has never paid dividends on its Common Stock.

      Historical stock price performance should not be relied upon as indicative of future stock price performance.

COMPARISON OF 6 YEAR CUMULATIVE TOTAL RETURN*

AMONG READ-RITE CORPORATION

*	$100 invested on 9/30/96 in stock or index-including reinvestment of dividends. Fiscal year ending September 30.

Copyright© 2002, Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

      This graph shall not be deemed “soliciting material” or to be filed with the SEC, nor shall it be incorporated by reference into any past or future filing under the Securities Act or the Securities Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

Comparison of Total Cumulative Stockholder Return

	9/96	9/97	9/98	9/99	9/00	9/01	9/02

Read-Rite Corp	100.00	155.56	49.60	27.98	71.43	18.73	3.30
S & P 500	100.00	140.45	153.15	195.74	221.74	162.71	129.38
NASDAQ Stock Market (U.S.)	100.00	137.29	139.46	227.52	302.14	123.48	97.26
JP Morgan H & Q Computer Hardware	100.00	193.33	215.81	371.91	628.06	181.22
RDG Technology Composite	100.00	152.25	166.52	325.81	426.72	164.28	109.82

* * * *

PROPOSAL ONE:

APPROVAL OF REVERSE STOCK SPLIT

TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS DISCRETION, SHOULD IT DEEM IT TO BE APPROPRIATE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK BY A RATIO OF BETWEEN 1-for-5 AND 1-for-20, INCLUSIVE, WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF THE COMPANY’S STOCKHOLDERS

General

      The Company may consider effecting a reverse stock split on or prior to the date of the Company’s next annual meeting of stockholders following the Meeting if such action is deemed appropriate and in the best interests of the Company and its stockholders. Such action may be taken, among other reasons, in order to preserve the listing of the Company’s Common Stock on the Nasdaq National Market, to meet listing requirements for other trading markets or exchanges, or for reasons related to capital markets generally, including attracting institutional investors. Given the time and expense associated with convening a special meeting of stockholders, which would be required to consider this issue at a later time, the Board of Directors has determined that it is most efficient and in the best interests of the Company’s stockholders to seek approval and authorization of a reverse stock split at this Meeting. If this proposal is approved by the Company’s stockholders at the Meeting or at an adjournment thereof, the Board of Directors would then have the discretion to implement a reverse stock split, within the parameters of the authority granted at this Meeting, at any time on or prior to the date of the Company’s next annual meeting of stockholders following the Meeting, without seeking further approval or authorization of the Company’s stockholders.

      The Company’s stockholders are being asked to approve the reverse stock split proposal at the ratio of between 1-for-5 and 1-for-20, inclusive. The Board of Directors has adopted a resolution, (i) declaring the advisability of a reverse stock split by a ratio of between 1-for-5 and 1-for-20, inclusive, subject to stockholder approval, (ii) in connection therewith, amending the Company’s Certificate of Incorporation to effect such a reverse stock split, subject to stockholder approval, and (iii) authorizing any other action it deems necessary to effect such a reverse stock split, without further approval or authorization of the Company’s stockholders, at any time on or prior to the date of the Company’s next annual meeting of stockholders following the Meeting. The Board of Directors may subsequently effect, in its discretion, a reverse stock split within the range approved by the stockholders based on its determination that such reverse stock split is appropriate and in the best interests of the Company and its stockholders.

      If approved by the Company’s stockholders, and the Board of Directors determines that a reverse stock split is appropriate and in the best interests of the Company and its stockholders, the proposed reverse stock split could become effective on any date selected by the Board of Directors on or prior to the date of the Company’s next annual meeting of stockholders following the Meeting. The Board of Directors may only effect one of the proposed reverse stock splits within the range approved. Moreover, the Board of Directors reserves the right, even after stockholder approval, to forego effecting a reverse stock split if such action is determined not to be appropriate and in the best interests of the Company and its stockholders. If the reverse stock split approved by the stockholders is subsequently not implemented by the Board of Directors and effected by the date of the next annual meeting of stockholders following the Meeting, the proposal will be deemed abandoned, without any further effect. In such case, the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

      Contingent on approval of this proposal by the requisite vote of the Company’s stockholders and thereafter implementation by the Board of Directors, upon filing of an amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, the reverse stock split would be effective.

Reasons for the Proposed Reverse Split

      The primary reason for implementing a reverse split would be to attempt to increase the per share market price of the Common Stock. On November 7, 2002, the Company was notified by the Nasdaq Stock Market that, based upon its review of price data for the Company’s Common Stock, the closing bid price for the Company’s Common Stock was less than $1.00 per share during the relevant review period, which was a requirement for continued inclusion of the Company’s securities on the Nasdaq National Market. The Board of Directors anticipates that a reverse split, if implemented, would have the effect of increasing, proportionately, the trading price of the Company’s shares, which could result in a share price high enough to satisfy this Nasdaq National Market minimum price requirement. There can be no assurance, however, that the Company would be able to maintain the listing of the Company’s Common Stock on the Nasdaq National Market even if a reverse split results in a bid price for the Company’s Common Stock that exceeds $1.00 per share.

      The Board of Directors believes that the current low price of the Company’s Common Stock has had a negative effect on the marketability of the issued and outstanding shares, the amount and percentage of transaction costs paid by individual stockholders and the potential ability of the Company to raise capital by issuing additional shares of its Common Stock. The Board believes there are several reasons for these effects. First, certain institutional investors have internal policies preventing the purchase of low-priced stocks. Moreover, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. Second, because the brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the Company’s Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the Company’s share price were substantially higher. This factor is also believed to limit the willingness of institutions to purchase the Company’s Common Stock.

      The Board of Directors anticipates that a reverse split would result in a bid price for the Company’s Common Stock in excess of $1.00 per share. The Board also believes that the decrease in the number of shares of the Company’s Common Stock outstanding as a consequence of a reverse split, and the anticipated related increase in the price of the Company’s Common Stock, could encourage interest in the Company’s Common Stock and possibly promote greater liquidity for the Company’s stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after a reverse split. In addition, although any increase in the market price of the Company’s Common Stock resulting from a reverse split may be proportionately less than the decrease in the number of outstanding shares, a reverse split could result in a market price for the shares that would be high enough to overcome the reluctance, policies and practices of brokers and investors referred to above and to diminish the adverse impact of trading commissions on the market for the shares.

      There can be no assurances, however, that if a reverse split were implemented, the foregoing events would occur, or that the market price of the Company’s Common Stock immediately after such a reverse split would be maintained for any period of time. Moreover, there can be no assurance that the market price of the Company’s Common Stock after a reverse split would adjust to reflect the conversion ratio (e.g., if the market price is $0.50 before a reverse split and the ratio is one (1) share for every ten (10) shares outstanding there can be no assurance that the market price for such share immediately after the reverse split would be $5.00 (10 x $0.50)); or that the market price following a reverse split would either exceed or remain in excess of the then current market price.

     Principal Effects of the Proposed Reverse Split

      If the proposed reverse stock split is approved at the Meeting and the Board of Directors determines that a reverse stock split is appropriate and in the best interests of the Company and its stockholders and elects to effect a reverse stock split, each outstanding share of the Company’s Common Stock would immediately and automatically be changed, as of the effective date of the reverse split, into the proportionate number of shares of the Company’s Common Stock and the number of shares of the Company’s Common Stock subject to outstanding options and warrants issued by the Company would be reduced proportionately and the respective exercise prices would be increased proportionately.

      No fractional shares of the Company’s Common Stock would be issued by the Company in connection with a reverse split. Holders of the Company’s Common Stock who would otherwise receive a fractional share of the Company’s Common Stock pursuant to the reverse split would receive cash in lieu of the fractional share as explained more fully below.

      The par value of the Company’s Common Stock would remain unchanged at $.01 per share, and the number of authorized shares of the Company’s Common Stock would remain unchanged.

      If the reverse split is approved at the Meeting and effected by the Board of Directors, the Board of Directors would fix a record date for the determination of shares subject to the reverse split. As of December 31, 2002, the record date for the Meeting, there were 121,119,675 shares of the Company’s Common Stock issued and outstanding. If additional shares of the Company’s Common Stock are issued or redeemed prior to the effective date of the reverse split, the actual number of shares issued and outstanding before and after the reverse split would increase or decrease accordingly.

      Because the reverse split would apply to all issued and outstanding shares of the Company’s Common Stock and outstanding rights to purchase the Company’s Common Stock or to convert other securities into the Company’s Common Stock, the proposed reverse split would not alter the relative rights and preferences of existing stockholders.

      The proposed reverse stock split would not change the number of shares of capital stock authorized under the Company’s Certificate of Incorporation (the “Certificate”). Consequently, the proposed reverse stock split would effectively increase the number of shares of the Company’s Common Stock available for future issuance by the Board of Directors.

      The Certificate presently provides that the Company is authorized to issue 200,000,000 shares of Common Stock, $0.0001 par value per share. As of December 31, 2002: 121,119,675 shares of Common Stock were issued and outstanding; 22,584,043 shares were reserved for future grant or for issuance upon the exercise of outstanding options under the Company’s Stock Option Plans; 1,409,830 shares were reserved for issuance under the Company’s 401(k) Plan; and 2,100,185 shares were reserved for future sale under the Company’s Employee Stock Purchase Plan.

      Although the increased number of authorized but unissued shares of Common Stock could be used for a variety of purposes including for acquisitions or business combinations, there are currently no contemplated acquisitions or business combinations or other plans for commitments and issuances of shares, other than in connection with the Company’s Stock Option Plans, the Company’s 401(k) Plan and the Company’s Employee Stock Purchase Plan. The availability of additional authorized shares would also allow the Board of Directors to issue shares for financing purposes, if appropriate opportunities arise, without further action by stockholders or the time delay involved in obtaining stockholder approval (except if approval is otherwise required by applicable law or stock exchange or over-the-counter market regulations). The issuance of additional shares would cause the ownership interest of holders of shares of the Company’s Common Stock to be diluted, possibly substantially. Finally, the increased number of authorized but unissued shares of Common Stock could have an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Certificate or Bylaws.

      If the proposed reverse split is approved at the Meeting and effected by the Board of Directors, some stockholders may consequently own less than one hundred shares of the Company’s Common Stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following implementation of a reverse split may be required to pay higher transaction costs should they subsequently determine to sell their shares of Common Stock.

      If a reverse split is approved by the requisite vote of the stockholders, stockholders have no right under Delaware law or the Company’s Certificate of Incorporation or By-Laws to dissent from a reverse stock split or to dissent from the payment of cash in lieu of issuing fractional shares.

     Cash Payment in Lieu of Fractional Shares

      If the proposed reverse split is approved at the Meeting and effected by the Board of Directors, in lieu of any fractional shares to which a holder of the Company’s Common Stock would otherwise be entitled as a result of such reverse split, the Company would pay cash equal to the fair value of the Company’s Common Stock as determined by the Board of Directors at the effective time of the reverse split.

     Federal Income Tax Consequences

      The following description of the material federal income tax consequences of a reverse split is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a reverse split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of a reverse split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

      In general, the federal income tax consequences of a reverse split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of the Company’s Common Stock in exchange for their old shares of the Company’s Common Stock. The Company believes that because a reverse split would not be part of a plan to increase periodically a stockholder’s proportionate interest in the Company’s assets or earnings and profits, the reverse split would likely have the following federal income tax effects:

      A stockholder who receives solely a reduced number of shares of the Company’s Common Stock would not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of the Company’s Common Stock would equal the stockholder’s basis in its old shares of the Company’s Common Stock.

      A stockholder who receives cash in lieu of a fractional share as a result of the reverse split would generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code, which distribution would be taxed as either a distribution under Section 301 of the Code or an exchange to such stockholder, depending on that stockholder’s particular facts and circumstances. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. In the aggregate, such a stockholder’s basis in the reduced number of shares of the Company’s Common Stock will equal the stockholder’s basis in its old shares of the Company’s Common Stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash.

      The Company would not recognize any gain or loss as a result of a reverse split.

     Board Discretion to Implement The Proposed Reverse Split

      If the proposed reverse split is approved at the Meeting, the Board of Directors may, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, at any time prior to the date of the Company’s next annual meeting of stockholders following the Meeting, authorize the reverse split and file the amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware. The form of amendment is attached as Appendix B to this Proxy Statement and would be tailored to the specific reverse split ratio to be effected. The determination by the Board of Directors to implement a reverse split of the Company’s Common Stock will be based on a number of factors, including continuing to preserve the listing of the Company’s Common Stock on the Nasdaq National Market, meeting listing requirements for other trading markets or exchanges, or for other reasons related to the Company’s capital markets needs generally, including attracting institutional investors. If the Board of Directors determines to implement the reverse split of the Company’s Common Stock, the ratio chosen by the Board of Directors will depend on a number of factors, including market conditions, existing and expected trading prices for the Company’s Common Stock and the likely effect of business developments on the market price for the Company’s Common Stock. Notwithstanding approval of the reverse split at the Meeting, the Board of Directors may, in its discretion, determine not to implement the reverse split.

Vote Required; Recommendation of Board of Directors

      The affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock is required to authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock.

      The Board of Directors recommends a vote FOR the proposal to authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to effect a reverse stock split of the Company’s Common Stock by a ratio of between 1-for-5 and 1-for-20, inclusive, at any time on or prior to the date of the Company’s next annual meeting of stockholders following the Meeting, without further approval or authorization of the Company’s stockholders.

* * * *

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the 2003 fiscal year. This nomination is being presented to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP (or its predecessor) has audited the Company’s financial statements since the Company’s inception. A representative of Ernst & Young LLP is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

      Following are the fees paid by the Company to Ernst & Young LLP for the fiscal year ended September 29, 2002:

      Audit Fees. Fees of $603,000 were billed for professional services rendered to the Company and its subsidiaries for the audit of the Company’s financial statements for fiscal 2002 and review of the financial statements included in the Company’s Forms 10-Q for fiscal 2002.

      Financial Information Systems Design and Implementation Fees. Ernst & Young LLP rendered no services to the Company or its subsidiaries in connection with financial information systems design and implementation, and as a result no fees were billed with respect to such matters.

      All Other Fees. Fees of $235,333 were billed for other permissible non-audit services approved by the Board of Directors rendered by Ernst & Young LLP to the Company and its subsidiaries, including tax services.

      The Audit Committee considered the provision of the services listed above by Ernst & Young LLP and determined that the provision of such services was compatible with maintaining the independence of Ernst & Young LLP.

Vote Required; Recommendation of Board of Directors

      The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board’s selection. If the stockholders reject the nomination, the Board will reconsider its selection.

      The Board of Directors has unanimously approved the appointment of Ernst & Young LLP as the Company’s auditors for fiscal 2003 and recommends that the stockholders vote “FOR” this proposal.

* * * *

OTHER MATTERS

      The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend. See “INFORMATION CONCERNING SOLICITATION AND VOTING — Deadline for Receipt of Stockholder Proposals.”

THE BOARD OF DIRECTORS

Fremont, California

January 13, 2003

Appendix A

Read-Rite Corporation

Audit Committee Charter
10/29/02

      Read-Rite Corporation’s Board of Directors (the “Board”) has established an Audit Committee (“Committee”) of the Board to assist the Board in fulfilling its responsibilities regarding the integrity and adequacy of the Company’s financial information, control systems and reporting practices. This charter governs the Committee and shall be reviewed and reassessed at least annually and approved by the Board. The Committee will meet at such times and places as it determines appropriate, and no less than four times per fiscal year. Activities and actions of the Committee shall be reported to the Board.

Organization

      The Audit Committee shall be appointed by the Board and shall be comprised of at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent so long as they do not accept any consulting, advisory, or other compensation from the Company and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of the NASDAQ stock exchange listing standards. All Committee members shall be financially literate and at least one member shall be a “financial expert,” as defined by SEC regulations. The Committee will then choose one member to chair the Committee and communicate this selection to the Board whenever a change is made.

Purpose

      The objective of the Audit Committee shall be to provide assistance to the Board in fulfilling their oversight responsibility to the shareholders, potential shareholders, investment community, employees of the Company and others relating to: the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting, financial and disclosure controls; the performance of the Company’s internal audit function; and the Company’s compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee and the independent auditors, internal auditors and management of the Company.

      In discharging its oversight responsibilities, the Committee is empowered by the Board to investigate any matter brought to its attention with the full access to all financial and non-financial books and records, facilities, and personnel of the Company along with the authority to engage independent counsel, auditors or other experts for this purpose.

Duties & Responsibilities

      The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board, and report the results of their activities to the Board. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

      The Audit Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the audit Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

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      The Audit Committee shall be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the audit Committee. The decisions of any audit Committee member to whom pre-approval authority is delegated must be presented to the full audit Committee at its next scheduled meeting.

      At least annually, the Committee shall obtain and review an update by the independent auditor firm describing:

•	An overview of the auditor firm’s internal quality control procedures.

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence).

      In addition, the Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

      The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of their staffing and their compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor and manage business risk, and legal and ethical compliance programs (e.g., Company’s Code of Conduct).

      The Committee shall meet separately periodically with management, the internal auditors, and the independent auditors to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

      The Committee shall receive regular reports from the independent auditor on the critical accounting policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

      The Committee shall before release review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

      The Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors, prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair or other designated member of the Committee may represent the entire Committee for the purposes of this review.

      The Committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

      The Committee shall fully comply with all requirements of NASDAQ, the Securities and Exchange Commission, and the Sarbanes-Oxley Act pertaining to the Audit Committee and its members in fulfilling the Committee’s obligation to the Company.

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Appendix B

Certificate of Amendment

of
Restated Certificate of Incorporation
of
Read-Rite Corporation

      Read-Rite Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

      FIRST: That at a regular meeting of the Board of Directors of the Corporation, resolutions were duly adopted (in accordance with Section 242 of the General Corporation Law of the State of Delaware) setting forth the proposed amendment of the Restated Certificate of Incorporation of this Corporation, declaring said amendment to be advisable and calling for the approval by the stockholders of the Corporation upon consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the first paragraph of Article IV of the Restated Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

“ARTICLE IV

      This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this corporation is authorized to issue is Two Hundred and Four Million (204,000,000) shares. Two Hundred Million (200,000,000) shares shall be Common Stock and Four Million (4,000,000) shares shall be Preferred Stock. Each share of Common and Preferred Stock shall have a par value of $0.0001.

      Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every [five (5)] — [twenty (20)] shares of the Corporation’s common stock, par value $0.0001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $0.0001 per share, of the Corporation (the “New Common Stock”).

      Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to the transfer agent, as agent for, the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective

      Time on the basis of prevailing market prices of the New Common Stock on the Nasdaq National Market at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

      Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash

B-1

in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

      SECOND: That thereafter, pursuant to a resolution of its Board of Directors, the Board directed that the amendment be considered at the next annual meeting of the stockholders of this Corporation, and at such meeting, the holders of the necessary number of shares as required by statute voted in favor of said amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, Read-Rite Corporation has caused this Certificate to be executed by its duly authorized officer on this      day of                     , 200 .

READ-RITE CORPORATION

By:

Name:
Office:

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READ-RITE CORPORATION

Solicited on Behalf of the Board of Directors

(1)	The undersigned hereby appoints ALAN S. LOWE, ANDREW C. HOLCOMB, and COLIN R. CAMPBELL, and each of them, proxies, with full power of substitution, to vote all shares of Common Stock of Read-Rite Corporation, a Delaware corporation, that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company’s facility at 44100 Osgood Road, Fremont, California, on February 5, 2003, at 10:00 a.m., local time, or any adjournment thereof. THE PROXIES WILL VOTE THE SHARES AS SPECIFIED BELOW OR, IF NO SPECIFICATION IS MADE, FOR THE ELECTION EACH OF THE COMPANY’S NOMINEES; FOR THE APPROVAL OF THE PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS DISCRETION, SHOULD IT DEEM IT TO BE APPROPRIATE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, TO AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK BY A RATIO OF BETWEEN 1-FOR-5 AND 1-FOR-20, INCLUSIVE, WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF THE COMPANY’S STOCKHOLDERS; AND FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE 2003 FISCAL YEAR. IN EITHER CASE, THE PROXIES WILL VOTE THE SHARES IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

The directors recommend a FOR vote on each item.

(Continued and to be signed on reverse side)

1.	ELECTION OF DIRECTORS: (Instructions: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name below.)			FOR All nominees listed (except as withheld)		WITHHOLD AUTHORITY to vote for all nominees listed
	Nominees:	01 Cyril J. Yansouni 02 Matthew J. O’Rourke 03 William J. Almon	04 Robert M. White 05 Alan S. Lowe	☐		☐
				FOR	AGAINST	ABSTAIN
2.	Proposal to authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock by a ratio of between 1-for-5 and 1-for-20, inclusive, without further approval or authorization of the Company’s stockholders.			☐	☐	☐
				FOR	AGAINST	ABSTAIN
3.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the 2003 fiscal year.			☐	☐	☐
				YES		NO
I plan to attend the meeting:				☐		☐

Signature(s)	Dated:	,	2003

(Signature(s) must be exactly as name(s) appear on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation or other entity, please give your title. When shares are in the names of more than one person, each should sign this proxy.)